Exhibit 10.1

JACKSON HEWITT TAX SERVICE INC.

AMENDED AND RESTATED 2004 EQUITY AND INCENTIVE PLAN

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT is effective as of [DATE OF GRANT] (the “Grant Date”), between Jackson Hewitt Tax Service Inc., a Delaware corporation (the “Company”), and the optionee specified on Exhibit A attached hereto and made a part hereof (the “Optionee”).

Pursuant to the Jackson Hewitt Tax Service Inc. Amended and Restated 2004 Equity and Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that the Optionee is to be awarded, on the terms and conditions set forth herein, and on the terms and conditions set forth in the Plan, an option (an “Option”) to purchase shares of common stock of the Company as specified below, and hereby grants such Option. Capitalized terms used herein which are not defined in this Stock Option Agreement will have the meanings set forth in the Plan. The Optionee acknowledges that he or she has received a copy of the Plan Prospectus.

1.	Number of Shares and Purchase Price.

The Optionee is hereby granted an Option to purchase the number of shares of common stock of the Company specified on Exhibit A (the “Option Shares”) at the Option Price per Share specified on Exhibit A, pursuant to the terms of this Stock Option Agreement and the provisions of the Plan.

2.	Term of Option and Conditions of Exercise.

(a) The Option has been granted as of the Grant Date and shall terminate on the Expiration Date specified on Exhibit A (which shall not exceed ten years from the Grant Date), subject to earlier termination as provided herein and in the Plan. Upon the termination or expiration of the Option, all rights of the Optionee in respect of such Option hereunder shall cease.

(b) Subject to the provisions of the Plan and this Stock Option Agreement, and so long as the Optionee continues to be employed by the Company, the Option shall vest after one year from the Grant Date as to 25% of the Option Shares, after two years from the Grant Date as to 50% of the Option Shares, after three years from the Grant Date as to 75% of the Option Shares and after four years from the Grant Date as to 100% of the Option Shares (as set forth on Exhibit A).

3.	Termination of Employment.

(a) Except as provided in this Section 3, the Option may not be exercised following the Optionee’s termination of employment with the Company and its subsidiaries.

(b) If the Optionee’s termination of employment is due to any reason other than (i) the Optionee’s death; (ii) the Optionee becoming Disabled (as defined in the Optionee’s employment agreement); (iii) a Without Cause Termination (as defined in the Optionee’s employment agreement); or (iv) a Constructive Discharge (as defined in the Optionee’s employment agreement), then the Optionee shall have the right to exercise the Option during the period of twelve (12) months following such termination (subject to the original expiration date of the Option).

(c) If the Optionee’s termination of employment is due to (i) the Optionee’s death; (ii) the Optionee becoming Disabled; (iii) a Without Cause Termination; or (iv) a Constructive Discharge, the Option will become immediately and fully vested and exercisable and the Optionee shall have the right to exercise the Option during the period of twenty-four (24) months following such termination (subject to the original expiration date of the Option).

4.	Exercise of Option.

The Option may only be exercised in accordance with the terms of the Plan and the administrative procedures established by the Company and/or the Committee from time to time. The exercise of the Option is subject to the Optionee making appropriate tax withholding arrangements with the Company in accordance with the terms of the Plan and the administrative procedures established by the Company and/or the Committee from time to time.

5.	Adjustment upon Changes in Capitalization.

The Option is subject to adjustment in the event of certain changes in the capitalization of the Company, to the extent set forth in Section 3 of the Plan.

6.	Miscellaneous.

(a) Entire Agreement. This Stock Option Agreement and the Plan contain all of the understandings and agreements between the Company and the Optionee concerning the Option and supersedes all earlier negotiations and understandings, written or oral, between the parties with respect thereto. The Company and the Optionee have made no promises, agreements, conditions or understandings, either orally or in writing, that are not included in this Stock Option Agreement or the Plan.

(b) Captions. The captions and section numbers appearing in this Stock Option Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Stock Option Agreement.

(c) Notices. Any notice or communication having to do with this Stock Option Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company or the Committee, to the attention of the General Counsel of the Company at the principal office of the Company and, if to the Optionee, to the Optionee’s last known address contained in the personnel records of the Company.

(d) Succession and Transfer. Each and all of the provisions of this Stock Option Agreement are binding upon and inure to the benefit of the Company and the Optionee and their respective estate, successors and assigns, subject to any limitations on transferability under applicable law or as set forth in the Plan.

(e) Governing Law. This Stock Option Agreement and the rights of all persons claiming hereunder will be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

(f) Blackout Periods. The Optionee acknowledges that, from time to time as determined by the Company in its sole discretion, the Company may establish “blackout periods” during which this Option may not be exercised. The Company may establish a blackout period for any reason or for no reason.

This Stock Option Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated by reference herein as provisions of this Stock Option Agreement. If there is a conflict between the provisions of this Stock Option Agreement and the provisions of the Plan, the provisions of the Plan will govern.

IN WITNESS WHEREOF, the Company has executed this Stock Option Agreement on the date and year first above written.

JACKSON HEWITT TAX SERVICE INC.

By:
Michael D. Lister
President & Chief Executive Officer

Exhibit A

3 Sylvan Way

Parsippany, NJ 07054

Effective [GRANT DATE], you have been granted an Option (the “Option”) to buy shares of Jackson Hewitt Tax Service Inc. (the “Company”) common stock with an exercise price equal to $[            ] per share. The Option is granted pursuant to the Company’s Amended and Restated 2004 Equity and Incentive Plan (the “Plan”).

Shares in each period will become vested on the dates shown below.

Total # of Options	[Year 1]	[Year 2]	[Year 3]	[Year 4]	Expiration

By your signature and the Company’s signature below, you and the Company agree that these Options are granted under and governed by the terms and conditions of the Plan and the Stock Option Agreement, all of which are attached and made a part of this document.

Jackson Hewitt Tax Service Inc.	Date

[OPTIONEE]	Date

Note: If there are any discrepancies in the name or address shown above, please make the appropriate corrections on this form.